UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 26, 2007

Network Equipment Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-10255 (Commission File Number)	94-2904044 (IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555  ph: (510) 713-7300
(Address of principal executive offices, including zip code, and telephone number, including area code,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

 Entry into a Material Definitive Agreement.

On October 26, 2007, Network Equipment Technologies, Inc., a Delaware corporation (“NET”) announced it has agreed to acquire privately held Quintum Technologies, Inc., a Delaware corporation (“Quintum”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among NET, Quintum, two wholly-owned subsidiaries of NET, and Cheng T. Chen, as representative of the Quintum stockholders.

Under the terms of the agreement, NET will acquire all of the outstanding shares of Quintum for a total equity value of $41 million, comprised of $20.5 million in cash and $20.5 million in unregistered shares of common stock of NET. NET will also pay off approximately $2 million in debt currently on Quintum’s balance sheet.  In addition, NET has committed to issue to Quintum employees a number of stock options having an approximate Black Scholes valuation of at least $3 million.

The Merger has been approved by the boards of directors of both NET and Quintum and subsequently by the stockholders of Quintum, and is subject to customary closing conditions.

Item 3.02.

 Unregistered Sales of Equity Securities.

As set forth in Item 1.01 above, NET intends to issue to the stockholders of Quintum a number of shares of NET common stock. The number of shares to be issued will be determined by dividing $20.5 million by the average closing price for one share of NET common stock during the ten consecutive trading days ending on and including the fifth day prior to the closing of the transaction. If such average price were to be equal to $14.18, which was the closing price of NET common stock on October 25, 2007, then the number of shares to be issued by NET as the stock portion of the purchase price, excluding offsets, would be 1,445,698 shares.

NET anticipates that the proposed issuance of the NET common stock pursuant to the Merger Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 9.01.

 Financial Statements and Exhibits.

(d) Exhibits

99

Press release dated October 26, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2007	Network Equipment Technologies, Inc. By: /s/ FRANK SLATTERY Name: Frank Slattery Title: Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99	Press release dated October 26, 2007.